Exhibit 10.1
EDISON INTERNATIONAL AND SOUTHERN CALIFORNIA EDISON COMPANY
DIRECTOR COMPENSATION SCHEDULE

As Adopted August 28, 2025

Effective October 1, 2025, except as otherwise provided below, non-employee Directors of Edison International (“EIX”) and/or Southern California Edison Company (“SCE”) will receive the annual retainers, expense reimbursements and equity-based awards described below as compensation for serving as a Director. The equity-based award provisions described below are effective as to awards in connection with the election or reelection of Directors on or after August 28, 2025. The annual retainers and equity-based awards described below are subject to the limits on director compensation set forth in the EIX 2007 Performance Incentive Plan or applicable successor plan thereto, as in effect at the applicable time (the “Plan”).

Notwithstanding anything herein to the contrary, Directors who are employees of EIX or SCE shall not receive additional compensation for serving as Directors (other than participation in the EIX Director Matching Gifts Program). Directors who serve on both the EIX Board and the SCE Board, and their corresponding Board Committees, will not receive additional compensation for serving on two Boards.

Annual Retainers
Board Retainer – Each non-employee Director other than the Chair of the EIX Board will receive an annual board retainer of $127,500 to be paid in advance in quarterly installments of $31,875 for any calendar quarter or portion thereof during which the individual serves as a Director.

Board Committee Chair Retainer – The non-employee Director who serves as the Chair of the Audit and Finance Committee will receive an additional annual retainer of $25,000. Each non-employee Director who serves as the Chair of the Compensation and Executive Personnel Committee, the Nominating and Governance Committee, or the Safety and Operations Committee will receive an additional annual retainer of $20,000. The Committee Chair retainers shall be paid in advance in equal quarterly installments for any calendar quarter or portion thereof during which the Director serves as a Committee Chair.

Chair of EIX Board Retainer – A non-employee Director who serves as the Chair of the EIX Board for the fourth quarter of 2025 or any portion thereof will receive a board retainer of $55,000 for such quarter. Effective January 1, 2026, a non-employee Director who serves as the Chair of the EIX Board will receive an annual board retainer of $300,000 to be paid in advance in quarterly installments of $75,000 for any calendar quarter or portion thereof during which the Director serves as the Chair of the EIX Board.

The quarterly retainer installments will be paid on the first business day of the calendar quarter. Initial quarterly retainer installments will be paid as soon as possible following the effective date of the election.

Meeting Fees

Except as may otherwise be approved by the Board, no meeting fees shall be paid to Directors.

Expense Reimbursement
A Director will promptly be reimbursed after submitting to the Corporate Secretary a statement of expenses, supported by receipts and any other requested documentation, for (i) reasonable expenses incurred by the Director to attend Board meetings, Committee meetings, or business meetings attended on behalf of the corporation in his or her capacity as a Director, (ii) reasonable expenses incurred by the Director in connection with his or her spouse’s or partner’s travel to attend an event sponsored by EIX and/or SCE if such attendance is at the invitation of EIX or SCE, and (iii) reasonable program fees and expenses incurred by the Director to attend director education programs that are relevant to service on the Board.1 For the avoidance of doubt, a Director may decline to seek reimbursement for any of the fees and expenses set forth in the preceding sentence.

Equity-Based Awards2
Equity-based awards (“Awards”) will be granted under and subject to the terms of the Plan, except that any award payable in cash will be deemed paid outside of the Plan. The Awards consist of fully vested Edison International deferred stock units (“DSUs”) and/or Edison International common stock (“Common Stock”). Each DSU represents the value of one share of Common Stock and will be credited to the Director’s account under the EIX 2008 Director Deferred Compensation Plan (the “DDCP”) and subject to its terms. DSUs include dividend equivalent rights that are converted to additional DSUs. The
1    To the extent any expense reimbursements provided for in this Director Compensation Schedule are taxable to a Director and provide for a deferral of compensation within the meaning of Section 409A of the Internal Revenue Code, the Director shall complete all steps required for reimbursement so as to facilitate payment, and any such reimbursements shall be paid to the Director on or before December 31 of the calendar year following the calendar year in which the expense was incurred. Such reimbursements shall not be subject to liquidation or exchange for other benefits, and the expenses eligible for reimbursement in one calendar year shall not affect the expenses eligible for reimbursement in any other calendar year.
2    With respect to equity-based awards approved and granted by the EIX Board under current and prior compensation plans of EIX, this Director Compensation Schedule does not alter the intent of the EIX Board to have the awards and subsequent transactions by the Directors occurring pursuant to the awards continue to comply with and be exempt under Section 16(b) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 16b-3 promulgated thereunder (or any successor provision thereto).

number of DSUs or shares of Common Stock awarded to a Director in any particular instance will be calculated by dividing the applicable equity award amount to be granted on that date (expressed in dollars and determined as set forth below, the “Award Amount”) by the fair market value of a share of Common Stock as of that date, rounded up to the nearest whole share. Fair market value for these purposes shall be determined in accordance with the Plan. Each Award will be subject to terms and conditions approved in advance by the Board.

Initial Election and Annual Reelection Awards – Each non-employee Director initially elected or reelected to the Board, other than a non-employee Director who serves as Chair of the EIX Board on the date of such election or reelection, will receive Common Stock and/or DSUs with an aggregate Award Amount of $192,500, except that Initial Election Awards will be subject to proration as provided below. The date of grant shall be the date of such initial election or reelection. The portion of the Award to be granted in Common Stock and/or DSUs shall be determined in accordance with the DDCP.

Awards to Chair of the EIX Board.

Effective January 1, 2026, a non-employee Director serving as the Chair of the EIX Board will be eligible to receive Award(s) of Common Stock and/or DSUs as follows:

Initial Chair Award – Upon the initial appointment of a non-employee Director as Chair of the EIX Board who has not previously received an Award of Common Stock and/or DSUs during the calendar year of his or her appointment as Chair of the EIX Board, the Director will receive an Initial Chair Award of Common Stock and/or DSUs with an Award Amount equal to $200,000 subject to proration as provided below. The date of grant of such Award shall be the effective date of such appointment.3

Additional Chair Award – Upon the initial appointment of a non-employee Director as Chair of the EIX Board who has previously received an Award of Common Stock and/or DSUs during the calendar year of his or her appointment as Chair of the EIX Board, the Director will receive an Additional Chair Award of Common Stock and/or DSUs with an Award Amount of $7,500 subject to proration as provided below. The date of grant of such Award shall be the effective date of such appointment.3

Reappointment Chair Award – If a non-employee Director serving as Chair of the EIX Board is reelected to the EIX Board and is reappointed or otherwise remains
3 In the event there is an initial appointment of a non-employee Director as Chair of the EIX Board between August 28, 2025 and December 31, 2025, then the Director will receive an Initial Chair Award of Common Stock and/or DSUs with an Award Amount of $285,000 or an Additional Chair Award of Common Stock and/or DSUs with an Award Amount of $92,500, in each case subject to proration as provided below.

Chair of the EIX Board following such reelection, then that Director will receive a Reappointment Chair Award of Common Stock and/or DSUs with an Award Amount of $200,000, the grant date of which shall be the date of such reelection.

The portion of the Initial Chair Award, Additional Chair Award, or Reappointment Chair Award to be granted in Common Stock and/or DSUs shall be determined in accordance with the DDCP.

Proration of Certain Awards. The Initial Election Award, Initial Chair Award, and Additional Chair Award amounts provided for above are subject to proration if the grant date of the Award occurs (i) in the second quarter of EIX’s fiscal year and after the date of EIX’s annual meeting of shareholders for that year, (ii) in the third quarter of EIX’s fiscal year, or (iii) in the fourth quarter of EIX’s fiscal year. In determining the Award Amount as to any such Award, the applicable dollar amount set forth above will be multiplied by a percentage determined in accordance with the table set forth below.

If the grant date of the award occurs:	Then the applicable percentage is:
In the first quarter of EIX’s fiscal year, or in the second quarter of EIX’s fiscal year and on or before the date of EIX’s annual meeting of shareholders for that year	100% (no proration)
In the second quarter of EIX’s fiscal year and after the date of EIX’s annual meeting of shareholders for that year	75%
In the third quarter of EIX’s fiscal year	50%
In the fourth quarter of EIX’s fiscal year	25%

However, if a non-employee Director receives an Initial Election Award, Initial Chair Award, and/or Additional Chair Award during a particular EIX fiscal year and on or before the date of EIX’s annual meeting of shareholders for that year, the Director will not receive that same Award Amount again if he or she is reelected as a Director in that fiscal year.

EIX Affiliate Boards – SCE non-employee Directors who do not serve on the EIX Board will receive Awards equal in amount to EIX non-employee Directors if the SCE Board authorizes such compensation. Differing amounts of SCE Awards, and Awards for non-employee directors of other EIX affiliates, may only be made with additional approval of the EIX Board.

Director Deferred Compensation Plan

Each non-employee Director of EIX or SCE is eligible to participate in the DDCP in accordance with its terms. The DDCP allows participating Directors the opportunity to make pre-tax deferrals from annual retainers, meeting fees (if any), and equity-based awards. The DDCP sets forth the terms of participation, including, if applicable, mandatory deferral of compensation that is otherwise payable to the Director for the year of initial election.

Matching Gift Program
Directors of EIX and SCE are eligible to participate in the EIX Director Matching Gifts Program.
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